UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    December 2, 2013

World Acceptance
            Corporation
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street
       Greenville, South Carolina  29607
(Address of Principal Executive Offices)
(Zip Code)

                            (864) 298-9801
(Registrant’s Telephone Number, Including
Area Code)

                                   Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 2, 1013, World Acceptance Corporation. (the “Company”) reported that John L. Calmes, Jr. 33 years old, has been appointed Vice President, Chief Financial Officer and Treasurer of the Company effective December 2, 2013.

Mr. Calmes has over 10 years of business experience, primarily in the public accounting field and banking industry.  He is licensed as a CPA in both South Carolina and New York.  Most recently, he was Director of Finance – Corporate and Investment Banking Division of Bank of Tokyo-Mitsubishi UFJ from August 2013 until November 2013.  From 2003 to July 2013, Mr. Calmes worked for PricewaterhouseCoopers LLC (“PWC”), primarily focusing on financial service clients.  From 2008 to 2011, Mr. Calmes was a Manager in PWC’s Sydney, Australia office and from 2011 to 2013 he was a Senior Manager in PWC’s New York office.

Mr. Calmes’ employment with the Company will be on an “at will” basis.  His initial base salary will be $180,000, and he will be eligible to participate in the Company’s Executive Incentive Plan, its annual cash bonus plan, and to receive a prorated bonus to the extent the Company establishes its performance targets under this plan.  Mr. Calmes will be eligible to participate in other Company benefit programs on a basis commensurate with his position.  The Company has also agreed to provide Mr. Calmes temporary housing for a period not to exceed 6 months and to cover his reasonable relocation costs.

Effective December 2, 2013, Ms. Kelly M. Malson, will step down as Chief Financial Officer and Treasurer.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 2, 2013

World Acceptance Corporation

		By:	/s/ A. Alexander McLean, III
A. Alexander McLean, III
Chief Executive Officer